Exhibit 99.1

Mawson Infrastructure Group Announces Financial Results for First Quarter 2022

Q1 2022 revenue of $19.4 Million, up 178% vs Q1 2021

Q1 2022 gross profit of $11.0 Million, up 138% v Q1 2021

Q1 2022 non-GAAP EBITDA of $4.5 Million, up 160% v Q1 2021

459 Self-mined Bitcoin produced in Q1 2022, up 272% v Q1 2021

Mawson Self-Mining Exahash targets upgraded in March to 4.0 Exahash online by Q3, 2022, and 5.5 Exahash online by early Q1, 2023

Mawson signed 112-megawatts of hosting co-location customers (Celsius Mining LLC & Foundry Digital LLC) in Q1 2022

Sydney, Australia and New York City, USA — May 16th, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, is pleased to announce business highlights and financial results for the first quarter of 2022.

Q1 2022 Financial and Business Highlights

●	Q1 2022 revenue of $19.4 Million, up 178% vs Q1 2021

●	Q1 2022 gross profit of $11.0 Million, up 138% v Q1 2021

●	Q1 2022 non-GAAP EBITDA of $4.5 Million, up 160% v Q1 2021

●	459 Self-mined Bitcoin produced in Q1 2022, up 272% v Q1 2021

●	Mawson Self-Mining Exahash targets upgraded in March to 4.0 Exahash online by Q3, 2022, and 5.5 Exahash online by early Q1, 2023

●	New 100-megawatt hosting co-location customer Celsius Mining LLC signed and first mining hardware online

●	New 12-megawatt hosting co-location customer Foundry Digital LLC signed and first mining hardware online

●	230-megawatt expansion at Georgia, USA facility approved, capable of accommodating up to 7.5 Exahash

●	Mawson’s substantial secured infrastructure pipeline (energy capacity available for Bitcoin Mining, Modular Data Centre’s, transformers, switch gear) continues to be deployed at pace, a significant competitive advantage in the current climate

Subsequent to Quarter End

●	New 120 megawatt Bitcoin Mining facility to be developed in Texas, capable of accommodating up to 4.0 Exahash, with mining hardware expected to be online in Q4, 2022

2022 Strategic Focus

●	Expand existing Bitcoin self-mining operations from the expected end of May hash rate of 1.8 Exahash, to our target of 4.0 Exahash by Q3, 2022 and to our target of 5.5 Exahash by early Q1 2023.

●	Expand Mawson’s hosting co-location business from the expected 52 megawatts online by the end of May, to 116 megawatts now contracted, and beyond.

●	Continue the ongoing expansion of the company’s Georgia, Pennsylvania, Texas and Australian Bitcoin Mining facilities.

●	Continue to assess, and where appropriate, add more Bitcoin mining facilities to the global portfolio.

●	Continue to assess, and where appropriate, add more Bitcoin miners to global operations.

●	Evaluate opportunities to decrease the overall costs of Bitcoin production.

●	Continue with our strong ESG focus across our business.

Aerial views of Sandersville, Georgia facility – 80-megawatts / 38 Modular Data Centers (April 2022)

Aerial view of Midland, Pennsylvania facility expansion (May 2022)

View of Modular Data Centre (MDC) fabrication facility (April 2022)

Hash Rate Growth (EH) – to 5.5 Exahash early Q1 2023

MIGI Actual Hash Rate (EH)	MIGI Target Hash Rate (EH)

James Manning, CEO and Founder of Mawson Infrastructure, said, "Q1 2021 was a solid operational quarter for our business. We significantly increased our Bitcoin self-mining operational footprint, producing 459 Bitcoin in Q1, delivered Q1 revenue of $19.4 million, up 178% vs Q1 2021, delivered Q1 gross profit of $11.0 million, up 138% vs Q1 2021, and posted Q1 non-GAAP EBITDA of $4.5 million, up 160% vs Q1 2021. Our hosting co-location business accelerated in Q1 - we signed new 100-megawatt hosting co-location customer Celsius Mining LLC, as well as new 12-megawatt hosting co-location customer Foundry Digital LLC. In very exciting news, we gained approval to expand our Georgia Bitcoin Mining facility to 230-megawatts, which is capable of accommodating up to 7.5 Exahash. The pipeline of strong demand for our hosting co-location business – which adds an additional revenue stream for the group – continues to expand, and we look forward to updating stockholders on this front in due course.”

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About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation mobile data centre (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022 and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$5,804,858	$5,467,273
Prepaid expenses	1,969,969	332,154
Trade and other receivables	5,044,154	5,606,780
Cryptocurrencies	-	40,800
Total current assets	12,818,981	11,447,007
Property and equipment, net	102,532,708	76,936,850
Equipment deposits	41,722,172	51,369,216
Marketable securities	336,897	326,801
Security deposits	3,836,426	1,246,236
Operating lease right-of-use asset	4,722,973	3,968,262

Total assets	$165,970,157	$145,294,372

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$13,995,302	$7,746,988
Current portion of operating lease liability	1,410,192	1,222,382
Current portion of finance lease liability	28,962	8,105
Borrowings	16,036,514	11,095,388
Total current liabilities	31,470,970	20,072,863
Operating lease liability, net of current portion	3,520,623	2,962,765
Finance lease liability, net of current portion	106,159	38,764
Long-term borrowings	26,943,283	7,639,391
Total liabilities	62,041,035	30,713,783

Commitments and Contingencies (note 9)	-	-

Shareholders’ equity:
Additional paid-in capital; Common stock (120,000,000 authorized, 71,585,295 issued and outstanding $0.001 par value shares). Series A preferred stock (1,000,000 authorized shares; nil issued and outstanding as at March 31, 2022)	186,724,867	186,389,568
Share subscription receivable	-	-
Accumulated other comprehensive income (loss)	62,214	(521,094)
Accumulated deficit	(82,458,914)	(71,123,259)
Total stockholders’ equity	104,328,167	114,745,215
Non-controlling interest	(399,045)	(164,626)
Total liabilities and stockholders’ equity	$165,970,157	$145,294,372

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2022	2021
Revenues:
Cryptocurrency mining revenue	18,783,842	5,120,014
Hosting Co-Location revenue	548,948	-
Sale of crypto currency mining equipment	91,545	1,877,613
Total revenues	19,424,335	6,997,627
Less: Cost of revenues (excluding depreciation)	8,412,360	2,372,781
Gross profit	11,011,975	4,624,846
Selling, general and administrative	6,476,945	2,631,964
LO2A write off	-	23,963,050
Share based payments	390,609	14,795,403
Depreciation and amortization	13,803,032	1,314,899
Total operating expenses	20,670,586	42,705,316
Loss from operations	(9,658,611)	(38,080,470)
Non-operating income/(expense):
Gains on foreign currency transactions	(699,237)	(661,682)
Other income	24,447	472,741
Interest expense	(1,236,673)	(250,662)
Loss before income taxes	(11,570,074)	(38,520,073)
Income tax expense	-	-
Net Loss	(11,570,074)	(38,520,073)
Less: Net (loss)/profit attributable to non-controlling interests	(234,419)	43,135

Net Loss attributed to Mawson Infrastructure Group shareholders	(11,335,655)	(38,563,208)

Net Loss per share, basic & diluted	$(0.16)	$(0.87)
Weighted average number of shares outstanding	71,129,676	44,266,478

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,570,074)	$(38,520,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,804,492	1,314,899
LO2A write offs	-	23,963,050
Operating lease expense	367,135	-
Foreign exchange gain	-	1,690,303
Share based payments	390,609	14,795,403
Gain on disposal of fixed assets	-	127,608
Interest expense	249,861	222,463
Investment income	-	(563,771)
Trade and other receivables	562,626	(656,732)
Other current assets	(4,187,204)	(796,044)
Trade and other payables	6,248,314	294,586
Net cash provided by operating activities	5,865,759	1,871,692
CASH FLOWS FROM INVESTING ACTIVITIES
Net payment for the purchase of property and equipment	(6,030,740)	(2,960,145)
Investment in financial assets	-	(380,100)
Payment of fixed asset deposits	(23,630,470)	(18,045,720)
Net cash used in investing activities	(29,661,210)	(21,385,965)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common share issuances	50,628	1,298,402
Proceeds from convertible notes	-	21,487,391
Payments of capital issuance costs	-	(2,229,096)
Proceeds from borrowings	27,055,524	1,057,383
Advances made to external companies	-	(37,076)
Repayment of lease liabilities	(379,026)	-
Payments of borrowings	(3,242,194)	(291,310)
Net cash provided by financing activities	23,484,932	21,285,694
Effect of exchange rate changes on cash and cash equivalents	648,104	501,045
Net increase in cash and cash equivalents	337,585	2,272,466
Cash and cash equivalents at beginning of period	5,467,273	1,112,811
Cash and cash equivalents at end of period	$5,804,858	$3,385,277